Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2004 FIRST QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported first quarter 2004 earnings of $850,000. As a result of lower market interest rates, interest income decreased 1.5% while interest expense decreased 17.6% compared to the same period in 2003 resulting in an overall increase of 6.4% in net interest income during the first quarter of 2004. Earnings per share of $.56 were reported for the first quarter 2004 with dividends declared of $.23 per share, resulting in a dividend payout ratio of 41.1%. The stock closed at $42.80 per share on March 31, 2004, an increase of 67.8% over the $25.50 per share (adjusted to reflect the 12/1/03 100% stock split effected in the form of a dividend) on March 31, 2003. Return on average stockholders’ equity and return on average assets were 12.24% and 1.15%, respectively, for the first quarter of 2004.

The Company continued to experience growth during the twelve months ended March 31, 2004 with total assets of $296,547,000, representing an increase of $20,060,000 or 7.3%. During that period deposits increased $18,231,000 or 7.8% while loans increased $31,489,000 or 16.0% over the previous year balances.

Gary Beilman, Executive Vice President and Chief Executive Officer, comments, “The first quarter of any year is a period of adjustment and anticipation for the year that is about to unfold. As anticipated, mortgage loan refinance activity has slowed, but purchase money transactions continue nicely. Furthermore, we expect that residential construction loan activity will pick up now that warmer weather has arrived.” Mr. Beilman further stated, “We have great plans for 2004. We are currently adding to our technology base by installing new, innovative platform software systems for deposits, new accounts, and consumer loans. Further, our Investments and Financial Services Department is very busy as the interest in the securities’ markets and related transactions has rebounded dramatically. Additionally, construction of our newest branch in Dingmans Ferry, Pennsylvania will begin in just a few weeks.” He concluded by saying, “It’s going to be an exciting year.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and Trust and Investment Services. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc. April 17, 2004/ Contact: Deborah Unflat-Petroski, Marketing Officer Telephone (570) 253-6511 ext 715

April 2004

The first quarter of any year is a period of adjustment and anticipation for the year that is about to unfold. The first quarter of 2004 is such a period. Deposits and assets are both up over 7% compared to the same period last year, and loans, as has been the case for more than two years, continue to show strong growth, expanding 16% during the period.

From a shareholder perspective, we are pleased to report several positive changes. Dividends for this period were increased 7% over that of last year. Book value is up almost 9%, and stockholders’ equity is up over10%. Correspondingly, per share market value has continued its upward momentum of the past several quarters, climbing to $42.80 at quarter end, an increase of almost 68% over last year!

We are happy to report an increase of 142% in other income from the first quarter of 2003 to 2004. This is largely attributable to the investment department, which is producing positive results in its first year of operation. Alternatively, income from residential mortgage sales has decreased. As anticipated, mortgage loan activity has slowed with consumers having refinanced their residential mortgages in prior years. We expect that construction loan activity will pick up in the spring, bringing more loans for sale in the fourth quarter of 2004 and beginning of 2005. In addition, the collateral for a loan which had previously been classified as impaired has been appraised at a lower value and therefore provision for loan loss expense has been increased in order to properly fund the allowance for loan loss.

There is much activity already this year. We are currently adding to our technology base by installing new, innovative platform software systems for deposits, new accounts, and consumer loans. Secondly, we expect to see our first fees from the title insurance subsidiary in the second quarter of 2004. Additionally we plan to begin construction within the next few months on our newest branch in Dingmans Ferry, Pennsylvania.

As with all quarterly reports, we thank you for your investment and welcome any comments you may have.

Sincerely,

Gary C. Beilman

Executive Vice President and

Chief Executive Officer

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

March 31,	2004	2003
(in thousands)

Assets
Cash and due from banks	$4,559	$8,608
Interest-bearing deposits in other banks	18	15
Federal funds sold	5,000	2,481

Total cash and cash equivalents	9,577	11,104

Mortgage loans held for sale	—	971
Investment securities available for sale	49,239	60,958
Investment securities held to maturity (market value of $228 and $235)	197	197

Loans (net of unearned income of $727 and $752)	228,348	196,859
Less allowance for loan losses	3,349	2,952

Net loans	224,999	193,907

Premises and equipment	4,109	4,173
Accrued interest receivable	1,286	1,321
Other assets	7,140	3,856

TOTAL ASSETS	$296,547	$276,487

Liabilities
Deposits :
Noninterest-bearing	$27,071	$21,861
Interest-bearing	225,656	212,635

Total deposits	252,727	234,496

Short-term borrowings	9,821	10,253
Other borrowed funds	4,000	4,000
Accrued interest payable	603	755
Other liabilities	1,479	1,708

TOTAL LIABILITIES	268,630	251,212

Stockholders’ Equity
Common stock, $.50 par value; 3,000,000 shares authorized; 1,533,634 and 756,035 shares issued	767	378
Capital surplus	4,067	3,713
Retained earnings	22,536	20,513
Accumulated other comprehensive income	547	687
Treasury stock, at cost (349 shares)	—	(16)

TOTAL STOCKHOLDERS’ EQUITY	27,917	25,275

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$296,547	$276,487

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(in thousands, except per share)	2004	2003
For the three months ended March 31,
Interest Income
Interest and fees on loans	$3,232	$3,128
Federal funds sold	4	7
Investment securities:
Taxable	423	582
Exempt from federal income tax	73	72

Total interest income	3,732	3,789

Interest Expense
Deposits	985	1,159
Short-term borrowings	22	22
Other borrowed funds	21	66

Total interest expense	1,028	1,247

Net Interest Income	2,704	2,542
Provision for loan losses	377	192

Net Interest Income, After Provision for Loan Losses	2,327	2,350

Noninterest Income
Services charges on deposit accounts	299	221
Mortgage loans held for sale gains, net	100	259
Other income	317	131

Total noninterest income	716	611

Noninterest Expense
Salaries and employee benefits	952	820
Occupancy expense, net	169	159
Furniture and equipment expense	112	118
Other expense	589	499

Total noninterest expense	1,822	1,596

Income before income taxes	1,221	1,365
Income taxes	371	436

NET INCOME	$850	$929

Earnings per Share - basic	$0.56	$0.62	*

Earnings per Share - diluted	$0.53	$0.60	*

Average shares outstanding - basic	1,529,925	1,510,170	*
Average shares outstanding - diluted	1,599,794	1,559,808	*

*	Adjusted to reflect 100% stock split effected in the form of a dividend on 12/1/03.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share)	2004		2003		% Increase (decrease)
Performance for the three months ended March 31,
Interest income	$3,732		$3,789		-1.5%
Interest expense	$1,028		$1,247		-17.6%
Net interest income	$2,704		$2,542		6.4%
Net income	$850		$929		-8.5%

Shareholders’ Value (per share)
Net income - basic	$0.56		$0.62	(1)	-9.7%
Net income - diluted	$0.53		$0.60	(1)	-11.7%
Dividends	$0.23		$0.22	(1)	4.5%
Book value	$18.20		$16.73	(1)	8.8%
Market value	$42.80		$25.50	(1)	67.8%*
Market value/book value ratio	235.2%		152.4%		54.3%
* Price/earnings multiple	19.1	X	10.3	X	85.4%
* Dividend yield	2.15%		3.45%		-37.7%

Financial Ratios
* Return on average assets	1.15%		1.36%		-15.4%
* Return on average equity	12.24%		14.81%		-17.4%
Shareholders’ equity/asset ratio	9.41%		9.14%		3.0%
Dividend payout ratio	41.07%		35.48%		15.8%
Nonperforming assets/total assets	0.88%		0.20%		340.0%
Allowance for loan loss as a % of loans	1.47%		1.50%		-2.0%
* Net charge-offs/average loans	0.08%		0.12%		-33.3%
Allowance for loan loss/nonaccrual loans	133.87%		636.49%		-79.0%
Allowance for loan loss/non-performing loans	128.79%		568.54%		-77.4%

Financial Position at March 31,
Assets	$296,547		$276,487		7.3%
Loans	$228,348		$196,859		16.0%
Deposits	$252,727		$234,496		7.8%
Stockholders’ equity	$27,917		$25,275		10.5%

*	annualized
(1)	Adjusted to reflect 100% stock split effected in the form of a dividend on 12/1/03.